NEWS RELEASE

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William A. Gehman III, EVP and CFO, 843.723.7700

Carolina Financial Corporation Board of Directors Approves Quarterly Cash Dividend

CHARLESTON, S.C., July 27, 2015 – Carolina Financial Corporation (NASDAQ: CARO) announced today that its Board of Directors approved a quarterly cash dividend of $0.03 per share on July 22, 2015. Adjusted for the six for five stock dividend which will be paid on July 31, 2015, this represents a 20% increase in the cash dividend. The dividend will be payable on October 7, 2015 to stockholders of record as of September 18, 2015.

“We are very pleased to increase our quarterly cash dividend by 20% which is attributable to our strong second quarter results,” Jerry Rexroad, Carolina Financial Chief Executive Officer, said.

On July 17, 2015, Carolina Financial Corp. reported net income for the three months ended June 30, 2015 increased approximately 74% to $3.9 million, or $0.41 per diluted share, as compared to $2.2 million, or $0.24 per diluted share, for the three months ended June 30, 2014. Net income for the six months ended June 30, 2015 totaled $6.9 million, or $0.73 per diluted share, compared to net income of $4.2 million, or $0.45 per diluted share, for the six months ended June 30, 2014.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ: CARO) is the holding company of CresCom Bank, which owns and operates Atlanta-based Crescent Mortgage Company. As of June 30, 2015, Carolina Financial Corporation had approximately $1.3 billion in total assets and Crescent Mortgage Company originated loans in 45 states and partnered with approximately 2,000 community banks, credit unions and mortgage brokers. In 2014, Carolina Financial was added to the Nasdaq Community Bank Index (ABAQ) by the American Bankers Association. It also ranked #1 on American Banker’s 2015 list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE.” During 2014, CresCom Bank completed two branch acquisitions and grew from 11 to 26 branch locations. In addition, in 2014 the Company added loan production offices in Greenville, S.C., and Wilmington, N.C. In July 2015, CresCom Bank received approval to open a branch in the Greenville market, which is expected to open in the fall of 2015. To learn more about CresCom Bank, visit www.haveanicebank.com or call 1-855-CRESCOM.

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